Exhibit 21.1

Subsidiaries of SunCoke Energy Partners, L.P.

Name	Jurisdiction
Haverhill Coke Company LLC	DE
Haverhill Cogeneration Company LLC	DE
Middletown Coke Company, LLC	DE
Middletown Cogeneration Company LLC	DE
SunCoke Energy Partners Finance Corp.	DE

*	This Exhibit lists the entities that will be subsidiaries of SunCoke Energy Partners, LP following the consummation of the transactions contemplated by a contribution agreement we will enter into at the closing of our initial public offering. A form of such contribution agreement is filed as Exhibit 10.1 to the attached Registration Statement.